February 8, 2002

To Employees:

Notice—Amendments to the Stock Option Offer to Exchange

Pursuant to Section 14 of the Offer to Exchange dated January 25, 2002 (the "Offer"), we have supplemented and amended the terms of the Offer as indicated in Exhibit 1 attached hereto. Other than as indicated in Exhibit 1, all other terms of the Offer to Exchange remain unchanged.

For additional information about these amendments, or the Offer generally, please do not hesitate to contact Steve Hurst or Bob Harper via email at exchange@inhale.com. You can also reach Steve Hurst by telephone at (650) 631-3118 or Bob Harper at (650) 631-3222.

EXHIBIT 1

AMENDMENTS TO THE OFFER TO EXCHANGE

The Offer to Exchange is hereby supplemented and amended as follows:

1.
The last sentence of Section 5 of the Offer to Exchange is exclusively amended to read, in its entirety, as follows:

        "After we accept Eligible Options for exchange and cancellation, we will promptly send each optionholder who accepted the Offer a letter confirming acceptance and the number of Replacement Options that we will grant to the optionholder."

2.
The fifth bulletpoint of Section 6 of the Offer to Exchange is amended to read, in its entirety, as follows:

  •
  "any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us, including the following:

  (a)
  litigation or other proceedings instituted against the Company or its subsidiaries, or any of our officers or directors in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect the Company;

  (b)
  a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

  (c)
  a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, but not limited to, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors, clinical trial results or changes in product development status, developments in patent or other proprietary rights, increased or decreased public concern as to the safety of drug delivery solutions developed by the Company or others, or general market conditions;

  (d)
  the suspension of trading in our equity securities by the Securities and Exchange Commission or by the Nasdaq Stock Market; or

  (e)
  a material change in the prospects for our business in the future resulting from any number of factors including, but not limited to, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors, clinical trial results or changes in product development status, developments in patent or other proprietary rights, increased or decreased public concern as to the safety of drug delivery solutions developed by the Company or others, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis."

3.
Section 9 of the Offer to Exchange is amended to read, in its entirety, as follows:

  "9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. No director or executive officer of the Company holds Eligible Options under the 2000 Non-Officer Equity Incentive Plan.

        There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for the following:

    •
    outstanding options to purchase an aggregate of 4,672,556 shares of our Common Stock (as of 1/23/02) pursuant to our 2000 Equity Incentive Plan, as amended.

    —
    Robert B. Chess, Ajit S. Gill, John S. Patton, Brigid A. Makes, Douglas Altschuler, Stephen L. Hurst, Irwin Lerner, James B. Glavin, Roy A. Whitfield, Melvin Perelman and Chris Kuebler currently hold options to purchase shares of Common Stock under the 2000 Equity Incentive Plan, as amended.

    •
    outstanding options to purchase an aggregate of 54,600 shares of our Common Stock (as of 1/23/02) pursuant to our 1994 Non-Employee Directors' Stock Option Plan, as amended.

    —
    James B. Glavin and Melvin Perelman currently hold options to purchase shares of Common Stock under the 1994 Non-Employee Directors' Stock Option Plan, as amended."